Exhibit 10.2

Private & Confidential

Dated 10 July 2017

SECOND SUPPLEMENTAL AGREEMENT

relating to a

loan of up to US$30,000,000

to

DEVOCEAN MARITIME LTD.

DOMINA MARITIME LTD.

and

DULAC MARITIME S.A.

arranged by

HSH NORDBANK AG

with

HSH NORDBANK AG

as Agent

HSH NORDBANK AG

as Security Agent

guaranteed by

GLOBUS MARITIME LIMITED

Contents

Clause		Page

1	Definitions	2

2	Consent of the Finance Parties	3

3	Amendments to the Original Facility Agreement	3

4	Representations and warranties	6

5	Fees and expenses	6

6	Miscellaneous and notices	6

7	Governing Law	8

8	Enforcement	8

Schedule 1 The original parties		9

Schedule 2 Documents and evidence required as conditions precedent		10

THIS SUPPLEMENTAL AGREEMENT is dated on 10 July 2017 and made BETWEEN:

(1)	THE ENTITIES listed in Schedule 1 as borrowers (the Borrowers);

(2)	GLOBUS MARITIME LIMITED, a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the Parent);

(3)	GLOBUS SHIPMANAGEMENT CORP., a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the Manager);

(4)	HSH NORDBANK AG as mandated lead arranger (the Arranger);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Lenders);

(1)	HSH NORDBANK AG (the Hedging Provider) as Hedging Provider;

(2)	HSH NORDBANK AG as agent of the other Finance Parties (the Agent); and

(3)	HSH NORDBANK AG as security agent of the Finance Parties (the Security Agent).

WHEREAS:

(A)	this Agreement reflects the terms of an agreement reached in principle between the Finance Parties and the Borrowers during April 2017;

(B)	this Agreement is supplemental to a facility agreement dated 27 February 2015 (the Principal Facility Agreement) made between (1) the Borrowers as joint and several borrowers (2) the Parent. (3) the Arranger, (4) the Agent, (5) the Lenders, (6) the Hedging Provider and (7) the Security Agent, as amended by a first supplemental agreement dated 5 December 2016 (the First Supplemental Agreement and together with Principal Facility Agreement, the Original Facility Agreement) pursuant to which the Lenders made available to the Borrowers a term loan of up to $30,000,000 of which the principal amount outstanding at the date hereof is $25,937,000; and

(C)	this Agreement sets out the terms and conditions upon which the Finance Parties shall, at the request of the Borrowers and the Parent, provide their consent to:

(a)	the revision of the loan repayment provisions;

(b)	the reduction of the Minimum Value during the Second Revision Period (as such term is defined below);

(c)	the reduction of (i) the minimum liquidity requirement contained in clause 20.3(a) of the Original Facility Agreement and (ii) the leverage ratio contained in clause 20.3(d) of the Original Principal Agreement, in each case during the Second Revision Period;

(d)	the waiver of the application of clause 20.3(b) and clause 20.3(c) of the Original Facility Agreement during the Second Revision Period; and

(e)	certain consequential amendments to the terms and conditions applicable to the Original Facility Agreement.

1

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Original Facility Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

Effective Date means the date, no later than 11 July 2017, on which the Agent has received the documents and evidence specified in Schedule 2 in a form and substance satisfactory to it.

Facility Agreement means the Original Facility Agreement as amended and supplemented by this Agreement.

Party means a party to this Agreement.

Relevant Documents means this Agreement and any other documents to be executed in connection hereto.

Relevant Parties means, together, the Borrowers, the Manager and the Parent and Relevant Party means each one of them.

Second Revision Period means the period commencing on 4 March 2017 and ending on 3 March 2018 (both dates inclusive).

1.3	Original Facility Agreement

References in the Original Facility Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Facility Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Facility Agreement shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Incorporation of certain references

Clauses 1.2 to 1.7 (Construction) and 1.8 to 1.10 (Third party rights) of the Original Facility Agreement shall be deemed to be incorporated into this Agreement in full, mutatis mutandis.

1.6	Designation as Finance Document

The Parties agree that this Agreement is and shall be designated a Finance Document.

1.7	Contractual recognition of bail-in

If and to the extent that a Relevant Party is not a party to the Facility Agreement, each such Relevant Party agrees to be bound by the provisions of clause 36.21 (Contractual recognition of bail-in) of the Facility Agreement as if it is a party to the Facility Agreement.

2

2	Consent of the Finance Parties

The Finance Parties, relying upon the representations, warranties and undertakings on the part of the Relevant Parties contained in clause 4 (Representations and warranties) and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before the Effective Date of the conditions contained in Schedule 2 (Documents and evidence required as conditions precedent), agree to:

(a)	waive the application of paragraphs (b) and (c) of clause 20.3 (Financial condition) of the Original Loan Agreement during the Revision Period; and

(b)	the amendment of the Original Facility Agreement on the terms set out in clause 3 (Amendments to the Facility Agreement).

3	Amendments to the Original Facility Agreement

The Original Facility Agreement shall, with effect on and from the Effective Date, be (and is hereby) amended in accordance with the following provisions (and the Original Facility Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by deleting in clause 1.1 of the Original Facility Agreement the definitions of Deferred Amount, Excess Cash, Restart Repayment Date and Revision Period and by inserting in their respective places the following new definitions of Deferred Amount, Excess Cash, Restart Repayment Date and Revision Period:

“Deferred Amount means:

(a)	in relation to the Devocean Advance, $1,434,690;

(b)	in relation to the Domina Advance, $1,380,000; and

(c)	in relation to the Dulac Advance, $1,346,880,

in each case, as reduced by payments or prepayments made by or on behalf of the Borrowers under this Agreement and Deferred Amounts means together all or any of them.

Excess Cash means the amount in dollars (calculated by the Borrowers or, as the case may be, the Agent pursuant to clause 21.14 (Excess Cash recapture)) which is:

(a)	in respect of the First Calculation Period, equal to the aggregate of the Daily Excess Earnings of the Ships received during such Calculation Period, as shown in the then latest cashflow statements prepared for such Calculation Period in accordance with clause 19.4;

(b)	in respect of the Second Calculation Period, equal to the aggregate of the Daily Excess Earnings of each Fleet Vessel received during such Calculation Period, as shown in the then latest cashflow statements prepared for such Calculation Period in accordance with clause 19.4; and

(c)	in respect of the Third Calculation Period, equal to the aggregate of the Daily Excess Earnings of each Fleet Vessel received during such Calculation Period, as shown in the then latest cashflow statements prepared for such Calculation Period in accordance with clause 19.4.

Restart Repayment Date means, subject to clause 36.12 and 36.13 (Business Days), 3 March 2018.

Revision Period means the period commencing on 3 June 2016 and ending on 3 March 2018.”;

3

3.1.2	by inserting in clause 1.1 of the Original Facility Agreement in the correct alphabetical order the following new definition of New Deferred Amount and Third Calculation Period:

“New Deferred Amount means:

(a)	in relation to the Devocean Advance, $956,460;

(b)	in relation to the Domina Advance, $920,000; and

(c)	in relation to the Dulac Advance, $897,920,

in each case, as reduced by payments or prepayments made by or on behalf of the Borrowers under this Agreement and New Deferred Amounts means together all or any of them.

Third Calculation Period means, during the period commencing on 4 March 2017 and ending on the earlier of (i) 3 March 2018 and (ii) the date that the Deferred Amounts are paid in full.”;

3.1.3	by deleting in the first line of the definition of Calculation Periods in clause 1.2 of the Original Facility Agreement the word “and” and by inserting in its place “,” and by inserting after the words “the Second Calculation Period” the following new words “and the Third Calculation Period”;

3.1.4	by deleting clause 6.2 of the Original Facility Agreement in its entirety and by replacing it with the following new clause 6.2:

“6.2	To the extent not previously reduced:

(a)	the Devocean Advance shall be repaid by thirteen (13) repayment instalments, one such instalment to be repaid on each Repayment Date relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $239,115 and the amount of the last repayment instalment shall be $5,710,620;

(b)	the Domina Advance shall be repaid by thirteen (13) repayment instalments, one such instalment to be repaid on each Repayment Date relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $230,000 and the amount of the last repayment instalment shall be $7,340,000; and

(c)	the Dulac Advance shall be repaid by thirteen (13) repayment instalments, one such instalment to be repaid on each Repayment Date relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $224,480 and the amount of the last repayment instalment shall be $8,031,240.

On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full.

For the avoidance of doubt it is hereby agreed that the above repayment profile reflects the reduction in the amount actually drawn down in connection with the Devocean Advance and the Dulac Advance and no further reduction to the repayment instalments shall be needed pursuant to clause 6.3 (Adjustment of scheduled repayments) for such matter.”;

3.1.5	by inserting immediately after existing clause 11.5 of the Original Facility Agreement the following new clauses 11.6 and 11.7:

“Deferral Fee

11.6	The Borrowers shall pay to the Agent (for the account of the Arranger) a fee in dollars computed at the rate of 2.5 per cent per annum on the New Deferred Amounts outstanding from time to time calculated from the first day of the Third Calculation Period (the other start date).

4

11.7	The Borrowers shall pay the deferral fee on the last day of the period of three months commencing on the other start date, on the last day of each successive period of three months and on the last day of the Third Calculation Period.

11.8	For the avoidance of doubt, the fee payable under clauses 11.6 and 11.7, shall be in addition to the interest rate accruing from time to time on the New Deferred Amounts pursuant to clause 8.1 (Calculation of interest) and any default interest accruing from time to time on the New Deferred Amounts pursuant to clauses 8.3 to 8.5 (Default interest).”;

3.1.6	by inserting immediately after existing clause 21.16 of the Original Facility Agreement the following new clauses 21.17, 21.18 and 21.19:

“Prepayment Undertaking

21.17	The Borrowers shall, on or before 27 September 2017, prepay the Loan by an amount not less than One million dollars ($1,000,000), such prepayment to be applied forthwith in accordance with clause 7 in inverse order of maturity.

New Acquisition Undertaking

21.18	The Agent will be notified as soon as reasonably practicable of any acquisition of any ship by any Obligor or other member of the Group and each Obligor or any other member of the Group shall procure that (i) the owner of such ship will execute a first ranking mortgage and/or any first ranking assignment of its interest in such ship, its insurances and/or its earnings, in each case, in favour of the Security Agent and in a form agreed by the Agent, (ii) forthwith after the Agent’s request, deliver to the Agent such documents and evidence in relation to such mortgage and/or assignments, the relevant notices of assignments and their acknowledgments (including, but without limitation, legal opinions regarding the valid execution and binding effect thereof) as the Agent may require and (d) pay on the Agent’s demand all reasonable legal and other costs and expenses incurred by any Finance Party in connection with or in relation to any such mortgage and/or assignments, notices of assignments and the acknowledgement thereof.

New Equity

21.19	The Parent shall within 2017 raise new equity from its shareholders in an amount in dollars being not less than $1,800,000 (being cash contributions obtained outside of the Group in the form of equity, which for the avoidance of doubt does not include (1) any moneys held in any pledged accounts under financing agreements in respect of any Financial Indebtedness, (2) proceeds from the operations and cash flows of any ships of the Group or (3) earnings, dividends or balances of the Parent or the Group from previous financial periods) and shall provide the Agent with evidence in form and substance satisfactory in all respects to the Agent that such equity has been paid in forthwith at the relevant times when it has been so paid in.”; and

3.1.7	by deleting clause 27.16(a) of the Original Facility Agreement in its entirety and by replacing it with the following new clause 27.16(a):

“(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue (i) as long as the New Deferred Amounts remain outstanding and (ii) as long as a Default is continuing or would occur as a result of the declaration or payment of such dividend or distribution, unless such dividend or distribution is in respect of the Series A preferred shares in the Parent held by the chief executive officer of the Parent on the date of this Agreement in which case such dividend or distribution shall be permitted even when a Default is continuing; or”.

5

4	Representations and warranties

The Relevant Parties make the representations and warranties set out in clause 18 (Representations) of the Original Facility Agreement to the Lenders on the date of this Agreement and on the Effective Date as if made on such date with reference to the facts and circumstances existing at each such date.

5	Fees and expenses

5.1	Restructuring fee

The Borrowers shall pay to the Agent, for the account of the Lenders, a non-refundable restructuring fee of $60,000 on the Effective Date.

5.2	Expenses

The Borrowers agree to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by any Finance Party:

5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement or the other Relevant Documents; and

5.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 8.3 of the Original Facility Agreement from the date on which such expenses were incurred, to the date of payment (after, as well as before judgment).

5.3	Value Added Tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by any of the Finance Parties under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement and any other Relevant Documents.

6	Miscellaneous and notices

6.1	Continuation of Facility Agreement

6.1.1	Save as amended by this Agreement, the provisions of the Original Facility Agreement shall continue in full force and effect and the Original Facility Agreement and this Agreement shall be read and construed as one instrument.

6

6.1.2	With effect as of the Effective Date, references in the Finance Documents to the “Facility Agreement” or the “Loan Agreement” or the “Agreement” (or such other equivalent or similar references) shall henceforth be references to the Original Facility Agreement as amended and supplemented by this Agreement and as from time to time hereafter amended, supplemented and/or restated, and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

6.2	Continuing security – Relevant Parties

Each of the Relevant Parties hereby confirms for the benefit of the Finance Parties that:

6.2.1	each Finance Document to which it is a party extends, in accordance with its terms, to the obligations of the Borrowers arising under the Original Facility Agreement as amended and supplemented by this Agreement;

6.2.2	the Finance Documents to which such Relevant Party is a party and the obligations of such Relevant Party thereunder and any Security Interests contained therein are not otherwise affected by this Agreement or any other Relevant Documents or anything contained in them or in this Agreement and shall remain in full force and effect notwithstanding the amendments to the Original Facility Agreement and the other arrangements contained in this Agreement; and

6.2.3	with effect from the Effective Date references in the Finance Documents to which such Relevant Party is a party to “the Agreement” or “the Facility Agreement” or “the Loan Agreement” (or equivalent or similar references) shall henceforth be references to the Original Facility Agreement as amended and supplemented by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder, provided that, without prejudice to the foregoing, the Relevant Parties shall do all such acts and things as the Security Agent reasonably requires for the purposes of ensuring that all obligations and Security Interests purported to be created under the Finance Documents are and shall remain in full force and effect and fully perfected in favour of the Security Agent.

6.3	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

6.4	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

6.5	Notices

The provisions of clause 38 (Notices) of the Original Facility Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and as if references therein to “Obligors” and “Obligor” were references to all Relevant Parties and Relevant Party, respectively.

7

6.6	Relevant Parties’ obligations

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Relevant Parties herein contained are joint and several and shall be construed accordingly. Each of the Relevant Parties agrees and consents to be bound by this Agreement notwithstanding that the other Relevant Parties which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Relevant Parties whether or not the deficiency is known to the Agent. The Agent shall be at liberty to release any of the Relevant Parties from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Relevant Parties without prejudicing or affecting the rights and remedies of the Agent against the other Relevant Parties.

7	Governing Law

This Agreement and any non-contractual obligations connected with it shall be governed by English law.

8	Enforcement

8.1	Jurisdiction

8.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations connected with this Agreement (a Dispute).

8.1.2	The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party hereto will argue to the contrary.

8.1.3	This clause 8.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

8.2	Service of process

8.2.1	Without prejudice to any other mode of service allowed under any relevant law, each of the Relevant Parties:

(a)	irrevocably appoints Messrs. Saville & Co. at present of One Carey Lane, London EC2V 8AE, England, as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement (including any non-contractual obligations in connection with it); and

(b)	agrees that failure by a process agent to notify any Relevant Party of the process will not invalidate the proceedings concerned.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

8

Schedule 1

The original parties

Borrowers

Name:	DEVOCEAN MARITIME LTD.

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	24361

Name:	DOMINA MARITIME LTD.

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	40259

Name:	DULAC MARITIME S.A.

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	40253

The Original Lenders

Name	HSH NORDBANK AG

9

Schedule 2
Documents and evidence required as conditions precedent

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that Relevant Party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Original Facility Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required following advice by the Agent’s counsel, its shareholders approving this Agreement and the other Relevant Documents and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such Relevant Party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Relevant Party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than a Finance Party) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

10

3	Legal opinions

such legal opinions in relation to the Republic of the Marshall Islands and any other legal opinions as the Agent shall in its absolute discretion require;

4	Agreements with DVB BANK SE

evidence in form and substance satisfactory in all respects to the Agent, of final, binding and conclusive documentation between the Parent and/or members of the Group with DVB BANK SE in relation to the financing of the vessels Moon Globe and Sun Globe. Such documentation should last for a minimum of a full calendar year, starting in 2017, and include equal treatment on major terms such as, among others, the number of deferrals, the period of deferrals, the repayment of deferrals, equity contribution and the duration of the waiver period;

5	Restructuring Fee

evidence that the restructuring fee set out in clause 5.1 (Restructuring fee) has been paid;

6	English Process agent

a letter from each Relevant Party's agent for receipt of service of proceedings accepting its appointment under this Agreement as such Relevant Party’s process agent; and

7	Other matters

such other matters or favourable opinions as the Agent may require.

11

EXECUTED as a DEED		)
by	Olga Lambrianidou	)
for and on behalf of		)	/s/ Olga Lambrianidou
DEVOCEAN MARITIME LTD.		)	Attorney-in-fact
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Associate

EXECUTED as a DEED		)
by	Olga Lambrianidou	)
for and on behalf of		)	/s/ Olga Lambrianidou
DOMINA MARITIME LTD.		)	Attorney-in-fact
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Associate

EXECUTED as a DEED		)
by	Olga Lambrianidou	)
for and on behalf of		)	/s/ Olga Lambrianidou
DULAC MARITIME S.A.		)	Attorney-in-fact
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Associate

12

EXECUTED as a DEED		)
by	Olga Lambrianidou	)
for and on behalf of		)	/s/ Olga Lambrianidou
GLOBUS SHIPMANAGEMENT CORP.		)	Attorney-in-fact
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Associate

EXECUTED as a DEED		)
by	Olga Lambrianidou	)
for and on behalf of		)	/s/ Olga Lambrianidou
GLOBUS MARITIME LIMITED		)	Attorney-in-fact
in the presence of:		)

/s/ Emmanouil Chamilothoris
Witness
Name:	Emmanouil Chamilothoris
Address:	Norton Rose Fulbright Greece
Occupation:	Associate

EXECUTED as a DEED	)
by	)
for and on behalf of	)	/s/ Emmanouil Chamilothoris
HSH NORDBANK AG	)	Attorney-in-fact
in the presence of:	)	Emmanouil Chamilothoris
Associate
Norton Rose Fulbright Greece

/s/ Ariana Georgallis
Witness
Name:	Ariana Georgallis
Address:	Norton Rose Fulbright Greece
Occupation:	Associate

13